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                   CENTENNIAL CELLULAR CORP. AND SUBSIDIARIES
                              EXHIBIT TO FORM 10-Q

                   For the Six Months Ended November 30, 1996

                      COMPUTATION OF LOSS PER COMMON SHARE
                  (Amounts in thousands, except per share data)


                                                                 Six Months Ended
                                                      --------------------------------------
                                                        November 30,           November 30,
                                                            1996                   1995
                                                      --------------          --------------
                                                                    (Unaudited)

Primary fully diluted:
Net Loss                                              $     (12,228)          $    (10,767)
Accretion in liquidation value of preferred stock            (7,723)                (6,688)
                                                      -------------           ------------
Loss applicable to common shares                      $     (19,951)          $    (17,455)
                                                      =============           ============

Average number of common shares and common
      share equivalents outstanding
         Average number of common shares
         outstanding during this period                  26,932,000             26,386,000
        Add common share equivalents - Options
         to purchase common shares - net                    120,000                570,000
Average number of common shares and common
      share equivalents outstanding                      27,052,000 (A)         26,956,000(A)
                                                      =============           ============

Loss per common share                                 $        (.74)(A)       $       (.65)(A)
                                                      =============           ============
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(A)      In accordance with Accounting Principles Board Opinion No. 15, the inclusioin of common share equivalents in the computation of earnings per share need not be considered if the reduction of earnings per share is less than 3% or the effect is anti-dilutive. Therefore, loss per common share equivalents as shown on the Consolidated Statements of
         Operations for the periods presented do not include certain common share equivalents as their effect is anti-dilutive. However, the consolidated financial statements for the six month periods ended
         November 30, 1996 and November 30, 1995 do include the effect, on a retroactive basis of 0 and 385,631, respectively, of option shares issued prior to the Company's initial offering.



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